Exhibit 10.28

September 2, 2016

(BY E-MAIL)
Mr. Todd Herndon

Dear Todd,

This letter confirms my offer regarding your promotion to the position of Chief Financial Officer for Gardner Denver, Inc., reporting directly to me as the Chief Executive Officer of the company.  It is understood that you will also continue in your role as Chief financial Officer of the Industrials Group of the company.

Your promotion will be effective on October 1, 2016.  Between now and then you will work with the current CFO of the company to transition his duties.

In consideration of your promotion, your base salary will be increased to the annual rate of $400,000 starting on October 1, 2016, and paid on a semi-monthly basis (or otherwise in accordance with the normal payroll practices of GDI as in effect from time to time).  All other terms of your employment will remain the same as outlined in your November 18, 2015, offer letter.

You will also receive an additional long-term incentive award in respect of the common stock of Renaissance Parent Corp.  The details of this award have been communicated to you in a separate document.

Todd, I am very excited about you taking on the Chief Financial Officer role.  I look forward to working with you closely to achieve the business and financial goals of the company.  Please acknowledge your acceptance of this offer and your agreement to the terms of this letter by signing and dating this letter on the space provided below and emailing a PDF back to me.

Sincerely,

/s/ Vincente Reynal
Vicente Reynal
Chief Executive Officer
Gardner Denver, Inc.
ACCEPTED AND AGREED:
Todd Herndon

/s/ Todd Herndon
Signature

September 8, 2016
Date